Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue
Suite 2770
Dallas, Texas 75201
______

TRUSTEES:	Telephone (214) 969-5530	OFFICERS:
MAURICE MEYER III		TYLER GLOVER
JOHN R. NORRIS III		ROBERT J. PACKER
DAVID E. BARRY

Texas Pacific Land Trust Announces Third Quarter 2018 Financial Results
DALLAS, TX (October 31, 2018) – Texas Pacific Land Trust (NYSE: TPL) today announced financial results for the third quarter ended September 30, 2018.
Results for the third quarter of 2018:

•	Net income of $50.8 million, or $6.52 per Sub-share Certificate, for the third quarter of 2018, compared with $33.0 million, or $4.20 per Sub-share Certificate, for the third quarter of 2017.

•	Revenues of $73.2 million for the third quarter of 2018, compared with $52.0 million for the third quarter of 2017.

•
Increases of 129.6% in water sales and royalty revenue and 52.6% in oil and gas royalty revenue (144.7% excluding the arbitration settlement with Chevron U.S.A., Inc. (the "Chevron Settlement") in the third quarter of 2017), partially offset by a decrease of 5.9% in easements and sundry income for the third quarter of 2018, compared with the third quarter of 2017.

Results for the nine months ended September 30, 2018:

•
Net income of $147.1 million, or $18.86 per Sub-share Certificate, for the nine months ended September 30, 2018, compared with $72.6 million, or $9.22 per Sub-share Certificate, for the nine months ended September 30, 2017.

•	Revenues of $207.0 million for the nine months ended September 30, 2018, compared with $114.7 million for the nine months ended September 30, 2017.

•
Increases of 142.2% in water sales and royalty revenue, 103.6% in oil and gas royalty revenue (147.8% excluding the Chevron Settlement in 2017), and 30.4% in easements and sundry income for the nine months ended September 30, 2018, compared with the nine months ended September 30, 2017.

Further details for the third quarter of 2018:
Oil and gas royalty revenue was $31.3 million for the third quarter of 2018, compared with $20.5 million for the third quarter of 2017, an increase of 52.6% (144.7% excluding the $7.7 million Chevron Settlement received in September 2017). Crude oil and gas production subject to the Trust’s royalty interests increased 98.9% and 174.7%, respectively, in the third quarter of 2018 compared to the third quarter of 2017. In addition, the prices received for crude oil production increased 31.0% in the third quarter of 2018 compared to the same quarter of 2017 while prices received for gas production decreased 26.5% over the same time period. The changes in production and price for the third quarter of 2018 compared to the third quarter of 2017 exclude the effect of the Chevron Settlement.
Easements and sundry income was $22.1 million for the third quarter of 2018, a decrease of 5.9% compared with the third quarter of 2017 when easements and sundry income was $23.5 million. This decrease resulted primarily from a decrease in pipeline easement income, partially offset by an increase in lease rental income for the third quarter of 2018 compared to the third quarter of 2017. Pipeline easement income decreased $4.3 million in the third quarter of 2018 compared to the same quarter of 2017, while lease rental income increased $2.4 million over the same time period.
Water sales and royalty revenue was $18.2 million for the third quarter of 2018, an increase of 129.6% compared with the third quarter of 2017 when water sales and royalty revenue was $7.9 million.
Further details for the nine months ended September 30, 2018:
Oil and gas royalty revenue was $88.1 million for the nine months ended September 30, 2018, compared with $43.3 million for the nine months ended September 30, 2017, an increase of 103.6% (147.8% excluding the $7.7 million Chevron Settlement received in September 2017). Crude oil and gas production subject to the Trust’s royalty interests increased 115.2% and 156.8%, respectively, in the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017. In addition, the prices received for crude oil production increased 24.2% in the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017, while prices received for gas production decreased 24.8% over the same time period. The changes in production and price for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017 exclude the effect of the Chevron Settlement.
Easements and sundry income was $66.8 million for the nine months ended September 30, 2018, an increase of 30.4% compared with the nine months ended September 30, 2017 when easements and sundry income was $51.2 million. This increase resulted primarily from increases in lease rental income, temporary permit income and pipeline easement income for the nine months ended September 30, 2018 compared to the same period of 2017. Lease rental income increased $5.8 million for the nine months ended September 30, 2018 compared to the same period of 2017. Temporary permit income increased $5.4 million for the nine months ended September 30, 2018 compared to the same quarter of 2017, and pipeline easement income increased $3.7 million over the same time period.

Water sales and royalty revenue was $47.4 million for the nine months ended September 30, 2018, an increase of 142.2% compared with the nine months ended September 30, 2017 when water sales and royalty revenue was $19.6 million.
Land sales revenue was $4.3 million for the nine months ended September 30, 2018. The Trust sold approximately 167 acres of land for an average price of approximately $25,734 per acre. Land sales revenue was $0.2 million for the nine months ended September 30, 2017.
Texas Pacific Land Trust is not a REIT.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS – UNAUDITED

(dollars in thousands, except share and per share amounts)
	Three Months Ended September 30,
	2018	2017
Oil and gas royalties	$31,253	$20,481
Easements and sundry income (1)	22,068	23,454
Water sales and royalties	18,178	7,917
Land sales	1,543	—
Other operating income	126	125
Total income	$73,168	$51,977

Income taxes	$12,433	$16,322
Net income	$50,762	$33,002
Net income per Sub-share Certificate — basic and diluted	$6.52	$4.20
Weighted average number of Sub-share Certificates outstanding during period	7,786,692	7,851,916

(dollars in thousands, except share and per share amounts)
	Nine Months Ended September 30,
	2018	2017
Oil and gas royalties	$88,078	$43,252
Easements and sundry income (1)	66,845	51,247
Water sales and royalties	47,428	19,584
Land sales	4,293	220
Other operating income	375	374
Total income	$207,019	$114,677

Income taxes	$36,415	$35,995
Net income	$147,056	$72,611
Net income per Sub-share Certificate — basic and diluted	$18.86	$9.22
Weighted average number of Sub-share Certificates outstanding during period	7,797,262	7,872,554

(1)
We adopted Accounting Standards Update (“ASU”) No. 2014-09, “Revenue Recognition (Topic 606): Revenue from Contracts with Customers” on January 1, 2018 using the full retrospective method which required us to restate previously reported results as though the standard had always been in effect. Upon adoption of ASU 2014-09, we no longer defer revenue on our term easements.